Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2011 RESULTS

Management Reiterates 2011 Guidance: Revenue of $520 Million and

PreTax Income of $110 Million

140% Increase in Year-over-Year 1Q Product Revenue

170% Increase in Year-over-Year 1Q XIFAXAN® Revenue

Acquired Rights to RELISTOR® Worldwide (excluding Japan)

Expanded Collaboration for All Lupin Rifaximin Technology

Worldwide (excluding India)

Strengthened Rifaximin Intellectual Property: 3 New Patents Issued

XIFAXAN 550mg Phase 3 Results Published in The New England Journal of

Medicine for Irritable Bowel Syndrome without Constipation

FDA Meeting Scheduled for June 20, 2011 to Discuss the IBS without

Constipation sNDA

Salix Sales Force Ranked #1 in Gastroenterology by SDI

RALEIGH, NC, May 5, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2011.

Total product revenue was $105.9 million for the first quarter of 2011, a 140% increase compared to $44.1 million for the first quarter of 2010. XIFAXAN® revenue for the first quarter of 2011 was $80.7 million, a 170% increase compared to $29.9 million for the first quarter of 2010.

Total cost of products sold was $18.6 million for the first quarter of 2011, compared to $9.8 million for the first quarter of 2010. Gross margin on total product revenue was 82.4% for the first quarter of 2011 compared to 77.8% for the first quarter of 2010. Research and development expenses were $31.0 million for the first quarter of 2011, compared to $18.8 million for the prior year period. Research and development expenses for the first quarter of 2011 include the $10 million payment to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology. Selling, general and administrative expenses were $46.7 million for the first quarter of 2011, compared to $36.5 million for the first quarter of 2010. The Company reported net income of $278,000, or $0.03 per share, fully diluted, for the first quarter of 2011.

Net income on a non-GAAP basis, excluding the impact of the $10 million Lupin payment that occurred in February 2011, and non-cash depreciation, amortization, stock-based compensation expense, and non-cash expenses related to convertible debt offerings, was $20.7 million, or $0.34 per share, for the three-month period ended March 31, 2011 compared to a loss of $18.7 million, or $0.33 per share, for the three-month period ended March 31, 2010. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $509.3 million as of March 31, 2011. The Company generated approximately $49 million in cash from operations during the first quarter of 2011.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the performance of XIFAXAN® 550 mg during the first year of its launch in the overt hepatic encephalopathy market. During the first quarter of 2011 our XIFAXAN business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive prescription growth, on a milligram basis, of 99% compared to the first quarter of 2010. MOVIPREP® and APRISO® also demonstrated strong prescription year-over-year growth of 26% and 114%, respectively, compared to the first quarter of 2010.

“We continue to believe 2011 total Company product revenue will be approximately $520 million. This 2011 revenue guidance represents 54% growth over 2010 revenue. We continue to believe we will be able to generate approximately $110 million in pre-tax income for the full year ending December 31, 2011 (excluding payments to Lupin related to exclusive worldwide rights to Lupin’s rifaximin technology). We also continue to believe research and development expenditures and selling, general and administrative expenditures, combined, will be approximately $276 million for 2011. Research and development expenditures for 2011 have been revised from $98 million to $109 million (excluding payments to Lupin related to exclusive worldwide rights to Lupin’s rifaximin technology). The increase in research and development expenditures is related primarily to costs associated with patient enrollment progressing more rapidly than anticipated in the Phase 3 trial of oral RELISTOR for opioid-induced constipation in chronic, non-malignant pain. Our estimate of selling, general and administrative expenditures for 2011 has been revised from $178 million to $167 million. The Company expects to be profitable during 2011, and consequently, anticipates recognizing an effective tax rate of less than 10% for 2011. The current annualized run rates, based on dollarizing the March 2011 prescription data for XIFAXAN, our bowel cleansing products, APRISO and our “other products,” are approximately $350 million, $107 million, $57 million and $13 million, respectively. Based on the full year 2011 guidance provided above, for the second quarter of 2011 we anticipate total Company product revenue should be approximately $130 million and should generate approximately $20 million in pre-tax income.”

Carolyn Logan, President and Chief Executive Officer, stated, “Sales of XIFAXAN 550 mg continued to gain momentum throughout the first quarter of 2011. Our XIFAXAN 550 mg business continues to demonstrate strong growth as more physicians use XIFAXAN to manage their overt hepatic encephalopathy patients.

“Formulary access for XIFAXAN 550 mg also continued to expand during the first three months of 2011. Based on our most recent formulary analytics data, XIFAXAN 550 mg has formulary coverage for nearly 90% of covered pharmacy lives in the U.S. Nearly two-thirds of total covered lives have access without restriction and the other third are subject to utilization of management, such as Prior Authorization. For patients experiencing unusually high copays, we continue to offer copay assistance; and for overt hepatic encephalopathy patients subject to Prior Authorization, we are offering assistance by means of our Xifaxan550 Reimbursement Helpline.

“Sales of APRISO, year-to-date, also continued to exceed the Company’s expectations. APRISO prescriptions have achieved uninterrupted quarter-over quarter growth since the product’s launch. APRISO prescriptions increased 10% during the first quarter of 2011 compared to the fourth quarter of 2010.

“In February of this year, we in-licensed rights to RELISTOR, a first-in-class treatment for opioid-induced constipation, or OIC, in patients with advanced illness who are receiving palliative care, when response to laxative treatment has not been sufficient. Our sales force began presenting RELISTOR to physicians in April 2011. The initial response from physicians, as well as from payors, is very positive. Physician feedback to date indicates a significant need in the marketplace for a treatment that targets the underlying cause of OIC by displacing opioid binding in tissues in the gastrointestinal tract without impacting opioid-mediated analgesic effects on the central nervous system. With respect to payors, RELISTOR is currently covered for approximately 85% of covered lives in the U.S. In some cases, a payor plan requires Prior Authorization in order to verify the indicated use and to ensure trial and failure of a laxative agent. In such cases, we have implemented a third–party reimbursement service to assist in making RELISTOR available to appropriate OIC patients. This service has been well received by physicians and will help enhance patient access to this important OIC therapy.

“In April, we substantially strengthened our intellectual property relating to rifaximin. We expanded our 2009 collaboration with Lupin to extend worldwide, excluding India, rights to exploit Lupin technology and technology jointly developed by Lupin and Salix for all rifaximin products for human use. During the quarter, we also secured a method of treatment patent regarding XIFAXAN 200 mg for the treatment of travelers’ diarrhea that should provide protection until 2029, and we secured an exclusive license to two polymorphic composition of matter patents that should provide protection until 2025 and 2024, respectively, for all indications currently marketed and being assessed.

“On March 7, 2011 the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) regarding our supplemental New Drug Application (sNDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. As we stated at that time, the FDA deemed the XIFAXAN 550 mg sNDA for non-C IBS is not ready for approval primarily due to a newly expressed need for retreatment information. Over the past two months the Company met with key opinion leaders and various regulatory consultants to discuss proposed next steps and to develop a proposal for submission to the FDA. In April the Company requested a meeting with the FDA to discuss the XIFAXAN 550 mg sNDA. The FDA has scheduled the meeting for June 20, 2011. The Company looks forward to the opportunity to meet with the FDA to discuss the use of XIFAXAN 550 mg for the treatment of non-constipation irritable bowel syndrome and to gain a better understanding of the Agency’s questions regarding retreatment.

“Progress continued on the product development front during the first quarter of 2011. Work continued in preparation for the anticipated 2011 submissions of an NDA for crofelemer and a supplemental NDA for RELISTOR subcutaneous injection for OIC in chronic, non-malignant pain. Patient enrollment in the Phase 3 trial of oral RELISTOR for OIC in chronic, non-malignant pain continued ahead of schedule during the quarter, and, at this time, we anticipate patient enrollment should be completed by the end of September 2011. Patient enrollment also progressed in the Phase 3 trial of budesonide foam during the quarter.

“We remain committed to our mission of being the leading U.S. specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. We are focused and engaged in efforts to continue to build on our success. Our primary marketed products – XIFAXAN 550 mg for overt hepatic encephalopathy, our bowel cleansing products consisting of MOVIPREP and OSMOPREP, and APRISO, our once–a–day mesalamine, delayed and extended release product for the maintenance and remission of ulcerative colitis – comprise a strong base business that is generating growing revenue. We believe combined peak year sales of these currently marketed products could exceed $1.2 billion. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates that should drive additional revenue growth as they are commercialized. We believe combined peak year sales of our new product candidates currently in development – RELISTOR, crofelemer, budesonide foam and Lumacan – could exceed $1.8 billion. Based on the anticipated near-term growth of our business, we believe we can generate $1 billion in revenue in 2013, excluding a non-C IBS indication.”

The Company will host a conference call at 5:00 p.m. ET, on Thursday, May 5, 2011. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 267-6301 (U.S. and Canada) or (719) 325-2392 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 5125681.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	March 31, 2011 (unaudited)	March 31, 2010 (unaudited)
Revenues:
Net product revenues	$105,897	$44,077

Costs and Expenses:
Cost of products sold	18,586	9,799
Amortization of product rights and intangible assets	2,237	2,808
Research and development	31,003	18,756
Selling, general and administrative	46,689	36,528

Total costs and expenses	98,515	67,891

Income/(loss) from operations	7,382	(23,814)
Interest expense	(7,855)	(1,671)
Interest and other income	824	284
Income tax expense	73	3

Net Income/(loss)	$278	$(25,204)

Income (loss) per share, basic	$0.00	$(0.45)

Income (loss) per share, diluted	$0.03	$(0.45)

Shares used in computing net income (loss) per share, basic	58,220	56,396

Shares used in computing net income (loss) per share, diluted	65,456	56,396

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the $10M Lupin payment that occured in February 2011, and the non-cash depreciation, amortization, stock-based compensation, and convertible debt interest expense that occured in the three month period ending March, 31, 2011 and 2010, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	March 31, 2011	March 31, 2011 - Non-GAAP Adjustments	March 31, 2011 - Non-GAAP as adjusted	March 31, 2010	March 31, 2010 - Non-GAAP Adjustments	March 31, 2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	105,897	—	105,897	44,077	—	44,077

Costs and Expenses:
Cost of products sold	18,586	—	18,586	9,799	—	9,799
Amortization of product rights and intangible assets	2,237	(2,237)	—	2,808	(2,808)	—
Research and development	31,003	(10,710)	20,293	18,756	(570)	18,186
Selling, general and administrative	46,689	(2,840)	43,849	36,528	(2,286)	34,242

Total costs and expenses	98,515	(15,787)	82,728	67,891	(5,664)	62,227

Income (loss) from operations	7,382	15,787	23,169	(23,814)	5,664	(18,150)
Interest expense	(7,855)	4,660	(3,195)	(1,671)	821	(850)
Interest and other income	824	—	824	284	—	284

Income (loss) before income tax	351	20,447	20,798	(25,201)	6,485	(18,716)
Income tax expense	73	—	73	3	—	3

Net income (loss), as adjusted	$278	$20,447	$20,725	$(25,204)	$6,485	$(18,719)

Income (loss) per share, basic	$0.00	$0.35	$0.36	$(0.45)	$0.11	$(0.33)

Income (loss) per share, diluted	$0.03	$0.31	$0.34	$(0.45)	$0.11	$(0.33)

Shares used in computing net income (loss) per share, basic	58,220	58,220	58,220	56,396	56,396	56,396

Shares used in computing net income (loss) per share, diluted	65,456	65,456	65,456	56,396	56,396	56,396

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2011 (unaudited)	December 31, 2010
Assets
Cash and cash equivalents	$509,255	$518,030
Accounts receivable, net	101,479	140,177
Inventory, net	27,212	16,021
Other assets	297,054	177,315

Total Assets	$935,000	$851,543

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$527,157	$449,624

Total liabilities	527,157	449,624

Common stock	58	58
Additional paid-in-capital	630,532	624,886
Accumulated deficit	(222,747)	(223,025)

Total stockholders’ equity	407,843	401,919

Total Liabilities and Stockholders’ Equity	$935,000	$851,543